Exhibit 10.19

Needham & Company, LLC 250 Park Avenue, New York, NY 10177	(212) 371-8300

April 26, 2021

CONFIDENTIAL

Galileo Acquisition Corp.

1049 Park Ave. 14A

New York, NY 10028

Attention: Alberto Recchi (CFO)

Mr. Recchi:

This letter agreement (the “Agreement”) confirms the understanding and agreement between Needham & Company, LLC (“Needham & Company”) and Galileo Acquisition Corp. (the “Company”) as follows:

1.               The Company hereby engages Needham & Company as a capital markets advisor to the Company in connection with a possible business combination transaction (the “Transaction”) involving the Company and Shapeways, Inc. (the “Other Party”).

2.                  In its capacity as capital markets advisor, Needham & Company will perform the following financial advisory and investment banking services as may be agreed by it and the Company from time to time in connection with the Transaction.

(a)               Assisting the Company in identifying and evaluating prospective qualified investors;

(b)              Approaching prospective qualified investors regarding an investment in the Company;

(c)              Assist in the preparation of marketing materials to be used in an investor roadshow concerning the Company; and

(d)             Performing certain other appropriate and customary financial advisory services and investment banking services in connection with the Transaction as may from time to time be agreed upon by Needham & Company and the Company.

The Company will have sole discretion whether or not to negotiate, continue to negotiate, contract for or consummate any Transaction with any party.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

3.                  The Company agrees to pay the following fees to Needham & Company for its services rendered under this Agreement:

(a)               If prior to or during the term of this Agreement a definitive agreement with respect to a Transaction is entered into by the Company and the Other Party, the Company shall pay to Needham & Company a fee of $600,000.00 payable in cash upon the closing of the Transaction (the “Closing”), if such Closing occurs.

4.                  In addition to any fees that may be payable to Needham & Company under this Agreement, the Company agrees to reimburse Needham & Company for reasonable out-of-pocket expenses incurred in connection with this engagement (including fees and disbursements of its legal counsel), not to exceed a total aggregate amount of $10,000, and provided, further that, Needham & Company shall use commercially reasonable efforts to notify the Company in advance of any individual expense (or series of related expenses) in excess of $5,000 and the Company's consent, not to be unreasonably withheld, shall be required for any such expenses or they shall not be reimbursable hereunder. The foregoing costs, expenses and charges, duly invoiced to the Company at least three (3) business days in advance of the Closing will be paid by the Company to Needham & Company from proceeds from the Closing.

5.                  The Company will furnish or cause to be furnished to Needham & Company (and, if negotiations proceed with the Other Party, will request that the Other Party furnish Needham & Company) such information (including any projections or forecasts and assumptions relating thereto) as Needham & Company believes to be appropriate to its assignment (the “Information”). The Company recognizes and confirms that Needham & Company (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified or investigated the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) will not make an appraisal or independent evaluation of the Company or the Other Party or their respective businesses, assets or liabilities and will not advise or opine on any related solvency issues. The Company will use commercially reasonable efforts to ensure that Information to be furnished by the Company that pertains to the Company when delivered is materially correct and, in the event that it comes to the Company’s attention that any such Information is materially inaccurate, the Company will use commercially reasonable efforts, to the extent necessary and practicable, to inform Needham & Company; provided that the Company will not be responsible for any inaccuracy or misstatement contained in Information provided by the Other Party and is under no duty or obligation to update any Information delivered to Needham & Company hereunder.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

6.                  All Information, whether oral or written, will be kept confidential by Needham & Company except for such Information (a) that is already or becomes public through no breach or violation of this Agreement, (b) that the Company (and the Other Party, as applicable) agree in writing may be disclosed, (c) that Needham & Company is required to disclose by applicable law, regulation or legal process, or (d) that becomes available to Needham & Company on a non-confidential basis from a third party who is not bound by a confidentiality obligation. Needham & Company may disclose Information: (i) to its directors, officers, employees, agents, advisors and representatives who reasonably need the Information in connection with Needham & Company’s engagement hereunder, for the purposes set forth herein, who shall be informed of the confidential nature of the Information and the obligation to keep the Information confidential in accordance with the terms of this Agreement or (ii) if, on the advice of counsel, Needham & Company is compelled to disclose such Information by law or by order of a governmental authority or court of competent jurisdiction, provided that, to the extent legally permitted, Needham & Company provides the Company with prior written notice of such disclosure obligation and uses commercially reasonable efforts to cooperate with the Company in any efforts reasonably requested by the Company to limit the Information that must be so disclosed. The foregoing notwithstanding, nothing set forth herein shall be deemed to prohibit Needham & Company and its affiliates from engaging in the ordinary course of business in all activities engaged in by full-service investment banking and brokerage firms, including without limitation brokerage, money management, market making, arbitrage, investment banking, investment advisory and funds management activities on behalf of customers and affiliates of Needham & Company involving securities of the Company (including affiliates and subsidiaries) and the forwarding or furnishing to customers of proxies and proxy soliciting materials and similar information that have been delivered to Needham & Company or its affiliates, provided that at all times that any of the foregoing activities are engaged in by Needham & Company or its affiliates, there shall be in effect policies and procedures to ensure that individuals making investment decisions in connection with such activities or otherwise engaging in such activities do not know or have access to any Information except to the extent such knowledge or access is permitted by clauses (a), (b) or (d) of the first sentence of this paragraph.

7.                  Needham & Company does not provide accounting, tax or legal advice. Needham & Company shall not be responsible for the underlying business decision of the Company to effect a Transaction or for the advice or services provided by any of the Company’s other advisors or contractors. The advice rendered by Needham & Company in connection with its engagement hereunder is for use by the Company in connection with the proposed Transaction with the Other Party for the purposes set forth in this Agreement and such advice may not be disclosed by the Company for any other purpose, in whole or in part, or summarized, excerpted from or referred to without the prior written consent of Needham & Company, except that it may be disclosed as required pursuant to applicable law, regulation, Securities and Exchange Commission (“SEC”) or stock exchange requirement (provided, that Needham & Company shall be afforded reasonable opportunity to review and comment upon any such disclosure) or any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process or as otherwise agreed in writing by Needham & Company (such consent not to be unreasonably delayed, conditioned or withheld). Notwithstanding the foregoing, and except to the extent necessary to comply with any applicable federal or state securities laws, the Company (and its employees, agents or other representatives) is authorized to disclose the U.S. federal and state income tax treatment and tax structure of the Transaction and all materials of any kind that are provided to the Company relating to such U.S. federal and state income tax treatment or tax structure.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

8.                  The Company agrees to indemnify Needham & Company as set forth in Needham & Company’s standard indemnity provisions attached hereto as Addendum A.

9.                  The Company acknowledges and agrees that Needham & Company has been retained to act solely as capital markets advisor to the Company in accordance with the terms of this Agreement. In such capacity, Needham & Company shall act as an independent contractor, and any duties of Needham & Company arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. Nothing in this Agreement shall be deemed to create a fiduciary or agency relationship between Needham & Company and the Company or its securityholders. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including securityholders, employees or creditors of the Company) as against Needham & Company or its affiliates or their respective directors, officers, agents and employees.

10.               Needham & Company’s engagement hereunder shall continue until terminated in writing and may be terminated by either the Company or Needham & Company at any time after December 31, 2021, or earlier, in the event of a material breach of this Agreement by the other party hereto that remains uncured after notice and a reasonable opportunity to cure, upon written notice to that effect to the other party, it being understood that the provisions of paragraphs 3, 4, 6, 7, 8, 9, 12 and 13 of this Agreement shall survive any such termination.

11.               The Company acknowledges that, upon consummation of a Transaction, Needham & Company may, upon the prior written consent of the Company, at Needham & Company’s expense, place an announcement in such newspapers and periodicals as it may choose, stating that Needham & Company has acted as a capital markets advisor to the Company in connection with the Transaction.

12.               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

13.               This Agreement, including Addendum A hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. The Company and Needham & Company hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the City of New York for any lawsuits, claims or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts. The Company and Needham & Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim, or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Needham & Company hereunder is expressly and irrevocably waived.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

Needham & Company, LLC

By:	/s/ William Cass

Name:	William Cass

Title:	Managing Director

Agreed to and Accepted

as of the date set forth above:

Galileo Acquisition Corp.

By:	/s/ Alberto Recchi

Name:	Alberto Recchi

Title:	CFO

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

Addendum A

This Addendum A is attached to and incorporated by reference into the foregoing letter agreement (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Company agrees to indemnify and hold harmless Needham & Company and its affiliates, the respective directors, officers, employees and agents of Needham & Company and its affiliates, and each other person, if any, controlling Needham & Company or any of its affiliates within the meaning of the federal securities laws (Needham & Company and each such other person or entity are hereinafter referred to as an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel) and liabilities (or actions or proceedings in respect thereof) (collectively “Losses”) caused by, relating to, based upon or arising out of (i) Needham & Company's engagement under the Agreement, any transaction contemplated by such engagement or any Indemnified Person's role in connection therewith (all of the foregoing are collectively hereafter referred to as the “Engagement”) or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to private placement memoranda used to offer securities of the Company in a transaction subject to Needham & Company's engagement under the Agreement, as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to clause (i) above, such indemnification obligation shall not apply to any such Loss to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification. The Company agrees to reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding or Loss, whether or not in connection with an action in which any Indemnified Person is a named party. The Company also agrees that an Indemnified Person shall not have any liability (whether direct or indirect, in contract or otherwise) to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly for or in connection with the Engagement, except for any Losses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person's gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

If any action, suit, proceeding, or investigation is commenced, as to which such Indemnified Person proposes to demand such indemnification, such Indemnified Person shall notify the Company with reasonable promptness; provided, however that any failure by such Indemnified Person to notify the Company shall not relieve the Company from its obligations hereunder, except as and to the extent the failure of such timely notice materially prejudices the Company. If the Company so elects or at the request of an Indemnified Person, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its judgment that representation by common counsel would be inappropriate due to actual or potential differing interests or if the Company fails to assume the defense of the action, suit, proceeding or investigation in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, suit, proceeding or investigation and the Company will pay the reasonable fees and disbursements of such counsel; provided, however, that the Company will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, an Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. The Company shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with such consent the Company agrees to indemnify the Indemnified Persons from and against any Loss by reason of such settlement. The Company shall not settle any claim, action, suit or proceeding related to the Engagement or the Agreement unless the settlement also includes an unconditional release of all Indemnified Persons from all liabilities arising out of such claim, action, suit or proceeding.

If the indemnification sought by an Indemnified Person hereunder is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to be unenforceable, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses for which such indemnification is held to be unavailable in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Needham & Company, on the other hand, in connection with the Engagement reflected in the Agreement, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but the relative fault of the Company on the one hand and Needham & Company on the other hand, in connection with the statements, acts or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and Needham & Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate fee paid or payable to Needham & Company in connection with the transaction bears to the total value of the transaction. The relative fault of the Company and Needham & Company shall be determined by reference to, among other things, whether the statements, actions or omissions to act were by the Company or Needham & Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, in no event shall the aggregate contribution of all Indemnified Persons for all Losses in connection with any transaction exceed the amount of fees actually received by Needham & Company pursuant to the Agreement.

Galileo Acquisition Corp.
April 26, 2021

Needham & Company, LLC

If multiple claims are brought against an Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under the Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

The obligations of the Company referred to above shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. Neither expiration or termination of the Agreement nor completion of the Engagement shall affect these indemnification provisions, which shall then continue in full force and effect.